Exhibit 99.1

Project Description

Tejon Mountain Village is an unusual approach to community planning in that it is a proposed 23,000-acre nature reserve that is made possible by an approximately 5,000-acre, sensitively planned mountain resort community. It is located in southern Kern County just north of the Angeles National Forest, adjacent to Interstate 5 (see attached Vicinity Map). The Los Padres National Forest and Interstate 5 border portions of the western edge of the Specific Plan area. Situated approximately 60 miles north of Los Angeles and 40 miles south of Bakersfield, Tejon Mountain Village is part of Tejon Ranch.

Open space uses occupy more than 80 percent of the specific plan area allowing for habitat protection, passive and active recreational pursuits as well as cattle grazing. Agricultural operations such as vineyards and orchards can be found within a portion of some open lands and residential areas.

In addition to the open space, Tejon Mountain Village would include residential, recreational, commercial, and community facilities land uses, with significant percentages of the development clustered on the project site to afford substantial protection of natural resources. Homes and other buildings would be discretely located so that scenic views, wildlife habitat and habitat connectivity would be preserved. Two general types of residential development would be allowed under the Specific Plan: estate lots, which would be developed individually by the property owners according to strict development guidelines and restrictions; and production residences, which would be constructed by the Tejon Ranch Company or retail builders for sale or rent. A maximum of 750 hotel rooms over seven uniquely sited locations and 3,450 dwelling units are planned at Tejon Mountain Village.

The estate lots would be subject to a “homeland” and “openland” development concept. While homeowners would own their entire estate lot, development would only be allowed on the homeland (building pad) portion of the lot, usually just a half-acre or an acre of the larger parcel. The remainder of the lot would be its openland portion, and would be governed by open space easements, which would restrict development of any kind. No structures, driveways, fencing, or landscaping would be allowed in this openland area.

Areas of Tejon Mountain Village outside the developed areas and openlands would be designated as wildlands, and would be covered by a conservation easement. These wildlands would only be utilized for grazing, education, revegetation, low-impact recreation (such as hiking or managed hunting), and permanent environmental protection and/or preservation.

Tejon Mountain Village would also include resort commercial areas, including up to 160,000 square feet of commercial uses and various hotel/spa/resort facilities. There would also be a number of recreational and education facilities, including a nature center, day camps, equestrian facilities, youth centers, sporting clays course, parks, play lawns, trails, swimming, boating, fishing, and up to four 18-hole golf courses.

Most of the development within Tejon Mountain Village would be centered near Tejon Lake, with lower levels of development within the adjacent canyons and hillsides. The main access to Tejon Mountain Village would be from the Lebec Road interchange of Interstate 5. Primary circulation routes within Tejon Mountain Village would extend from this interchange easterly between the existing equestrian facility and the Kern County Fire Department facility. Two primary access roads would continue into and through the project: Tejon Lake Drive, which is currently a paved road, along the north side of Tejon Lake and South Lake Drive, currently a dirt road, along the south and east side of the lake.

Portions of Tejon Mountain Village would be open to the public, but access to the majority of the site would be limited to residents, guests, and employees. This limited access is necessary to protect the valuable environmental resources located on the Tejon Mountain Village site and on the adjacent Tejon Ranch lands and Tejon Ranch Preserve.